Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Patrick Fitzgerald Mylan Laboratories Inc. 724-514-1800
Mylan Laboratories Announces Closing of Public Offer to Acquire 20% of Matrix Laboratories Limited
PITTSBURGH—Dec. 21, 2006—Mylan Laboratories Inc. (NYSE: MYL) today announced that it has completed its acquisition of 20% of the fully diluted voting equity capital of Matrix Laboratories Limited, at a price of Rs. 306 per share (approximately $6.84 per share at the December 20, 2006 exchange rate), pursuant to a Public Offer in India. The Public Offer, a requirement under Indian law in connection with Mylan’s previously-announced plans to acquire a controlling stake in Matrix, was commenced by MP Laboratories (Mauritius) Ltd., an indirect wholly owned subsidiary of Mylan, along with Mylan on November 22, 2006 and expired on December 11, 2006, in accordance with applicable Indian regulations.
A total of 54,585,189 shares were validly tendered, of which Mylan has accepted 30,836,662 shares. Payment for the shares properly tendered and accepted has been dispatched to the shareholders.
As announced on August 28, 2006, Mylan will acquire an additional 51.5% of Matrix’s shares outstanding for Rs. 306 per share in cash pursuant to an agreement with certain selling shareholders. The transaction, which is subject to customary closing conditions, is expected to close in the first quarter of calendar 2007.
Mylan Laboratories Inc. is a leading pharmaceutical company with three principal subsidiaries: Mylan Pharmaceuticals Inc., Mylan Technologies Inc. and UDL Laboratories Inc. Mylan develops, licenses, manufactures, markets and distributes an extensive line of generic and proprietary products. For more information about Mylan, please visit www.mylan.com
This press release contains statements that constitute “forward-looking statements”, including with regard to the planned acquisition of a majority stake in Matrix Laboratories and the associated timing. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: failure to satisfy, or delay in the satisfaction of, any of the conditions to the acquisition of shares from the selling shareholders; uncertainties inherent in acquisitions; matters beyond the control of management which could delay the anticipated closing date; and the other risks detailed in the periodic filings filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release.
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